BioGenesisSM . . . Cleaning today for tomorrow™

September 20, 2005

Keith Parker, Chairman/CEO
Summit Environmental Corporation, Inc.
133 E. Tyler Street
Longview, TX 75601

Re: Reduction of periodic royalty, Letter of Intent dated April 27, 1998, between BioGenesis
Enterprises, Inc. and Summit Technologies, Inc., subsequently Summit
Environmental Corporation, Inc.

Dear Mr. Parker:

This letter serves to document the agreement between BioGenesis Enterprises, Inc. (BGE) and Summit Environmental Corporation, Inc. (SECI) to modify the royalty provisions of the Agreement dated April 27, 1998, with Amendments 1 to 6, and associated correspondence in December 1999, in which BGE transferred to SECI the intellectual property rights to a unique fire suppressant technology in exchange for certain cash payments and periodic royalties.

Paragraph 4 of the Agreement established a periodic royalty of $0.50 per aerosol fire extinguisher and an equivalent (approx. 7%) on all other product categories using the fire suppressant technology. One-half of all periodic royalty fees due to BioGenesis shall be credited against the Advance Royalty fee (until fully recovered) and one-half shall be paid to BioGenesis in cash on the 30th of each month based upon invoiced sales through the close of the preceding month.

During May 1999, the price and availability of one of the components of the aerosol fire extinguisher significantly escalated such that the extinguisher could not be competitively priced to the market without reducing its cost. To assist SECI in managing the extinguisher cost, BGE agreed to reduce its periodic royalty from $0.50 to $0.40 per aerosol fire extinguisher, effective May 1, 1999, with all other terms of paragraph 4 of the Agreement remaining the same.

The agreement to reduce the royalty was not documented at the time due to administrative oversight. This letter corrects that oversight. If you agree with this modification, please signify by your signature in the space below.

Very truly yours,	Acknowledged and Agreed:
BioGenesis Enterprises, Inc.	Summit Environmental Corporation, Inc.

/s/ Mohsen C. Amiran	/s/ Keith Parker

Mohsen C. Amiran	Keith Parker
President/CEO	Chairman/CEO

__________________________________________BioGenesis Enterprises, Inc.
7420 Alban Station Blvd. Suite B-208 Springfield, Virginia 22150 USA TEL (703) 913-9700 FAX (703) 913-9704

Exhibit 10.9